Exhibit 11.2

Alfa Laval AB

Audit and Non-Audit Services Pre-Approval Policy

I. Statement of Principles

Under the Sarbanes-Oxley Act of2002 (the “Act”), the Board of Directors alternatively the Audit Committee of the Board is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Board is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. To implement these provisions of the Act, the Securities and Exchange Commission (the “SEC”) has issued rules specifying the types of services that an independent auditor may not provide to its audit client, as well as the Board’s administration of the engagement of the independent auditor. Accordingly, the Board of Directors has adopted, the Audit and Non-Audit Services Pre-Approval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved.

The SEC’s rules establish two different approaches to pre-approving services, which the SEC considers to be equally valid. Proposed services either: may be pre-approved without consideration of specific case-by-case services by the Board or Audit Committee (“general pre-approval”); or require the specific pre-approval of the Board or Audit Committee (“specific pre-approval”). The Board believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Board if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Board.

For both types of pre-approval, the Board will consider whether such services are consistent with the SEC’s rules on auditor independence. For a specification of prohibited non-audit services, see exhibit 1. The Board will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative.

The Board is also mindful of the relationship between fees for audit and non-audit services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services and the total amount of fees for certain permissible non-audit services classified as All Other services.

The paragraphs III-VI below describe the Audit, Audit-related, Tax and All Other services that have the general pre-approval of the Board. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Board considers a different period and states otherwise. The Board will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Board. The Board will add or subtract to the list of general pre-approved services from time to time, based on subsequent determinations.

The purpose of this Policy is to set forth the procedures by which the Board intends to fulfill its responsibilities. It does not delegate the Board’s responsibilities to pre-approve services performed by the independent auditor to management.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

As provided in the Act and the SEC’s rules, the Board may delegate either type of pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Board at its next scheduled meeting.

III. Audit Services

The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Board and the ultimate appointment by the shareholders meeting, typically for a term of four years. Audit services include the annual financial statement audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’ s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the quarterly review.

Audit services also include the attestation engagement for the independent auditor’s report on management’ s report on internal controls for financial reporting. The Board will monitor the Audit services engagement as necessary and will also approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.

In addition to the annual Audit services engagement approved by the Board, the Board may grant general pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include statutory audits or financial audits for subsidiaries or affiliates of the Company and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings.

The Board has pre-approved the Audit services as specified in appendix A. All other Audit services not listed above or in the appendix must be specifically pre-approved by the Board.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’ s financial statements or that are traditionally performed by the independent auditor. Because the Board believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Board may grant general pre-approval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

The Board has pre-approved the Audit-related services specified in appendix B. All other Audit-related services not listed above or in the appendix must be specifically pre-approved by the Board.

V. Tax Services

The Board believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence, and the SEC has stated that the independent auditor may provide such services. Hence, the Board believes it may grant general pre-approval to those Tax services that have historically been provided by the auditor, that the Board has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Board will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Board will consult with the Group Tax Manager or outside counsel to determine that the tax planning and reporting positions are consistent with this policy.

Pursuant to the preceding paragraph, the Board has pre-approved the Tax services as specified in appendix C. All Tax services involving large and complex transactions not listed above must be specifically pre-approved by the Board, including: tax services proposed to be provided by the independent auditor to any executive officer or director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Board believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Board believes it may grant general pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

The Board has pre-approved the All Other services as specified in appendix D. Permissible All Other services not listed above or in the appendix must be specifically pre-approved by the Board.

VII. Pre-Approval Fee Levels or Budgeted Amounts

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established annually by the Board. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Board. The Board is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for Audit, Audit-related and Tax services, and the total amount of fees for services classified as All Other services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Board will be submitted to the CEO/CFO and must include a detailed description of the services to be rendered. The CEO/CFO will determine whether such services are included within the list of services that have received the general pre-approval of the Board. The Board will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Board will be submitted to the Board by both the independent auditor and the CEO/CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

The Board has designated the Internal Audit Manager to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The Internal Audit Manager will report to the Board on a periodic basis on the results of its monitoring. Both the Internal Audit Manager and management will immediately report to the chairman of the Board any breach of this policy that comes to the attention of the Internal Audit Manager or any member of management.

The Board will also review the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent auditor’s services.

IX. Additional Requirements

The Board has determined to take additional measures on an annual basis to meet its responsibility to oversee the work of the independent auditor and to assure the auditor’s independence from the Company.

This policy has been approved by the Board on February 13, 2004

/s/ Anders Narvinger
Anders Narvinger
Chairman

Appendix A

Pre-Approved Audit Services for Fiscal Year 2004

Dated: , 2004-02-13

Service	Range of Fees
Statutory audits or financial audits for subsidiaries or affiliates of the Company

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Attestation of management reports on internal controls

Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Totally for above specified services; up to SEK 15 million (exclusive of expenses such as travelling, secretarial support etc.)

Appendix B

Pre-Approved Audit-Related Services for Fiscal Year 2004

Dated: , 2004-02-13

Service	Range of Fees
Due diligence services pertaining to potential business acquisitions/dispositions

Financial statement audits of employee benefit plans

Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

Internal control reviews and assistance with internal control reporting requirements

Consultations by the company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Attest services not required by statute or regulation

Information systems reviews not performed in connection with the audit (e.g.,. application, data center and technical reviews)

Statutory, subsidiary or equity investee audits incremental to the audit of the consolidated financial statements

Closing balance sheet audits pertaining to dispositions

Review of the effectiveness of the internal audit function

General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act

Totally for above specified services; up to SEK  5 million (exclusive of expenses such as travelling, secretarial support etc)

Appendix C

Pre-Approved Tax Services for Fiscal Year 2004

Dated: , 2004-02-13

Service	Range of Fees
U.S. federal, state and local tax planning and advice

U.S. federal, state and local tax compliance

International tax planning and advice

International tax compliance

Review of federal, state, local and international income, franchise, and other tax returns

Domestic and foreign tax planning, compliance, and advice

Assistance with tax audits and appeals before the IRS and similar state, local and foreign agencies

Tax only valuation services, including transfer pricing and cost segregation studies

Tax advice and assistance regarding statutory, regulatory or administrative developments

Expatriate tax assistance and compliance

Totally for above specified services; up to SEK 3 million (exclusive of expenses such as travelling, secretarial support etc)

Appendix D

Pre-Approved All Other Services for Fiscal Year 2004

Dated: , 2004-02-13

Service	Range of Fees
Risk management advisory services, e.g., assessment and testing of security infrastructure controls

Treasury advisory services, e.g., review of check-clearing and float-management practices and recommendations regarding potential areas of improvement

Totally for above specified services; up to SEK 2 million (exclusive of expenses such as travelling, secretarial support etc.)

Exhibit 1

Prohibited Non-Audit Services

•                       Bookkeeping or other services related to the accounting records or financial statements of the audit client

•                       Financial information systems design and implementation

•                       Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•                       Actuarial services

•                       Internal audit outsourcing services

•                       Management functions

•                       Human resources

•                       Broker-dealer, investment adviser or investment banking services

•                       Legal services

•                       Expert services unrelated to the audit